Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-170169 and Form S-8 No. 333-142074) of TAL International Group, Inc. and in the related Prospectus of our reports dated February 18, 2011, with respect to the consolidated financial statements and schedule of TAL International Group, Inc., and the effectiveness of internal control over financial reporting of TAL International Group, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

New York, New York
February 18, 2011